Exhibit 10.8

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into on July __, 2008, to be effective as of  November 29, 2007 (the “Effective Date”), by and between Mopie (BVI) Limited, a British Virgin Islands company, with its business address located at P.O. Box 146, Road Town, Tortola, British Virgin Islands and its subsidiaries (the “Company”); and Private Capital Group (BVI) Limited a British Virgin Island company, having its Hong Kong business mailing address located at Suite 4703, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong (the “Consultant”), each a “Party,” and collectively the “Parties”.

W I T N E S S E T H:

WHEREAS, the Parties previously entered into a Letter Agreement on or around October 9, 2007 (the “Prior Agreement”);

WHEREAS, the Consultant was previously issued 800,000 shares of the Company’s ordinary shares on or around November 29, 2007 (the “Shares”) in consideration for the Consultant forming the Company and paying certain expenses on the Company’s behalf, which Shares were fully paid, validly issued and non-assessable upon their issuance;

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which the Consultant will agree to perform consulting services on behalf of the Company; and

NOW, THEREFORE, in consideration for the promises and pledges contained below and other good and valuable consideration, which consideration the Parties acknowledge receipt of, and the premises and the mutual covenants, agreements, and considerations herein contained, the Parties hereto agree as follows:

ARTICLE 1: SCOPE OF WORK

1.1
Services. The Company has engaged the Consultant to provide services in connection with the Company’s business.  The Consultant shall serve as a business advisor to the Company and render such services as may be reasonably requested by the Company including, without limitation to strategic planning, merger, acquisition possibilities and business development activities of the Company in order to assist the Company in attempting to formulate the best strategy to meet the Company’s marketing needs.

1.2
Confidentiality.  In order for the Consultant to perform the consulting services, it may be necessary for the Company to provide the Consultant with “Confidential Information” regarding the Company’s business and services.  The Company will rely heavily upon the Consultant’s integrity and prudent judgment to use this Confidential Information only in the best interests of the Company and to keep such information confidential, which confidentiality shall survive the termination of this Agreement.

ARTICLE 2: COMPENSATION FOR CONSULTING SERVICES

2.1
Compensation.  The Company has agreed to compensate the Consultant with two hundred thousand dollars ($200,000 USD) in a lump sum due upon the Company completing a listing on the Over-The-Counter Bulletin Board (“OTCBB”).

2.2
The Company shall pay to the Consultant the amount of two thousand five hundred US dollars ($2,500.00 USD) per month for services rendered to the Company under this Agreement payable in advance on the 1st of every month.

2.3
In the event that the Company completes any Transaction involving the amount of two million dollars ($2,000,000.00 USD) or more, then the Company agrees to raise the amount of the monthly retainer fee to seven thousand five hundred dollars ($7,500.00 USD) upon closing, payable monthly in advance on the 1st of every month until the completion of the term of this Agreement.

2.4
The Consultant has also agreed to cancel 300,000 of the Shares which it holds in the Company in connection with the Parties’ entry into this Agreement, effective as of the Effective Date, the result of which will be that the Consultant holds 500,000 of the Company’s ordinary shares following the Effective Date of this Agreement.

ARTICLE 3: TERM AND TERMINATION

3.1
Term.  This Agreement shall be effective as of the Effective Date; however, no payments shall be due from the Company (pursuant to Article 2 above) until August 1, 2008 (and continuing forward) and the Agreement shall continue in full force and effect until July 31, 2011.  The Company and the Consultant may negotiate to extend the term of this Agreement and the terms and conditions under which the relationship shall continue.

3.2
Termination.  This Agreement and the Consultant’s engagement hereunder shall not be terminated by the Company under any circumstances nor for any reason whatsoever, unless the Consultant has conducted gross negligence or willful misconduct against the Company. The Agreement may be terminated by the Consultant upon the Company’s gross negligence or willful misconduct and/or upon the mutual consent of the Parties.

ARTICLE 4: CONFIDENTIAL INFORMATION

4.1
Obligation of Confidentiality.  In performing consulting services under this Agreement, the Consultant may be exposed to and will be required to use certain “Confidential Information” of the Company.  The Consultant agrees that the Consultant will not and the Consultant’s employees, agents or representatives will not use, directly or indirectly, such Confidential Information for the benefit of any person, entity or organization other than the Company, or disclose such Confidential Information without the written authorization of the CEO of the Company, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information.

ARTICLE 5: GENERAL PROVISIONS

5.1	Construction of Terms. If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

5.2	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, USA.

5.3
Complete Agreement.  This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions, agreements (including, but not limited to the Prior Agreement) and understandings in respect to the subject of this Agreement, whether written or oral.

5.4	Modification. No modification or attempted waiver of this Agreement, or any provision thereof, shall be valid unless agreed by both parties in writing.

5.5
Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed to another Party shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date first written above.

MOPIE (BVI) LIMITED

By: /s/ Tan Kee Chen
Name: Tan Kee Chen
Title: CEO, Director

PRIVATE CAPITAL GROUP (BVI) LIMITED

By: /s/ Michael Wainstein
Name: Michael Wainstein
Title: Director